EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

OPUS GENETICS, INC.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.0001 par value	Rule 457(h)	1,578,733	$1.62	$2,557,547.46	0.00015310	$391.56
	Total Offering Amounts:					$2,557,547.46		$391.56

	Total Fee Offsets:							$-
	Net Fee Due:							$391.56

Offering Note

1

(a)
Opus Genetics, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register 1,578,733 shares of common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the Ocuphire Pharma, Inc. 2020 Equity Incentive Plan, as amended (the Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock, which may become issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(b)
The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase on January 1 of each year for a period of ten years commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to 5% of the total number of shares of the Common Stock outstanding on December 31 of the preceding year (the “Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the Plan was automatically increased by 1,578,733 shares effective January 1, 2025, which is equal to 5% of the total number of shares of Common Stock outstanding as of December 31, 2024. This Registration Statement registers the 1,578,733 additional shares of Common Stock available for issuance under the Plan as of January 1, 2025 as a result of the Evergreen Provision.

(c)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Common Stock reported on the Nasdaq Stock Market on September 22, 2025.